CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Pre-Effective Amendment No. 2 and Amendment No. 9 to the Registration Statement on Form N-2 (the “Amendment”) of Franklin Limited Duration Income Trust of our report dated February 15, 2018, relating to the financial statements and financial highlights, which appears in Franklin Limited Duration Income Trust Annual Report on Form N-CSR for the year ended December 31, 2017, which is also incorporated by reference into the Amendment. We also consent to the references to us under the headings “Financial Highlights,” “Independent Registered Public Accounting Firm,” and “Financial Statements” in such Amendment.

/s/PricewaterhouseCoopers LLP

San Francisco, California

September 11, 2018